Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Radius Health, Inc. for the registration of common stock, preferred stock, warrants, and units and to the incorporation by reference therein of our report dated February 26, 2014 (except for Note 19, as to which the date is April 2, 2014), with respect to the financial statements of Radius Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 20, 2015